Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-238690, 333-230331, 333-211148, 333-168812, 333-117654, and 333-51126 on Form S-8 and Registration Statement Nos. 333-251353 and 333-249909 on Form S-3 of our reports dated February 18, 2022, relating to the consolidated financial statements of Alliant Energy Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 18, 2022